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Exhibit 16


               [Letterhead of Sutton Robinson Freeman & Co.,P.C.




June 25, 2009

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

Dear Ladies and Gentlemen:

We were the independent registered public accounting firm for Consorteum Holdings, Inc. (the "Company"), formerly known as Implex Corporation. We have read the Company's disclosures set forth in Item 4.01-"Changes in Registrant's Certifying Accountants" of the Company's Current Report on Form 8-K dated June 25, 2009, (the "Current Report") and are in agreement with the disclosures in the Current Report, insofar as it pertains to us.

Sincerely,

/s/ Sutton Robinson Freeman & Co., P.C.

Sutton Robinson Freeman & Co., P.C.